Exhibit 99.1

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave, Inc.	The Global Consulting Group
Phone: (510) 668-2200, or	Phone: (646) 284-9415, or
Email: jpassarello@thermawave.com	Email: eknettel@hfgcg.com
KLA-TENCOR RECEIVES REMAINING REGULATORY
CLEARANCE TO ACQUIRE THERMA-WAVE
Tender Offer Set to Expire on May 17
FREMONT, California — May 11, 2007 — Therma-Wave, Inc. (Nasdaq: TWAV), today announced that KLA-Tencor and Therma-Wave received written approval from the German Federal Cartel Office (“FCO”) for the acquisition by KLA-Tencor of Therma-Wave shares pursuant to the previously announced tender offer. The FCO approval was the final regulatory clearance necessary to proceed with the acquisition of Therma-Wave by KLA-Tencor.
KLA-Tencor’s tender offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, May 17, 2007. Therma-Wave stockholders should contact D.F. King & Co., Inc., the information agent for the offer, at (212) 269-5550 (collect) for banks and brokers or otherwise at (800) 431-9633 (toll-free) for instructions on how to tender their shares or to obtain the offer to purchase materials.
About KLA-Tencor
KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information is available at www.kla-tencor.com.
About Therma-Wave Corporation
Since 1982, Therma-Wave, Inc. has developed innovative, proprietary process control metrology products and technologies used in the manufacture of semiconductors. Therma-Wave offers leading-edge products for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimension and profile of IC features; and for the monitoring of ion implantation and activation processes. Further information about Therma-Wave, Inc. is available from the Company’s web site at www.thermawave.com.

Cautionary Statement Regarding Forward-Looking Statements
The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, the potential timing of the completion of the tender offer. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including, among others, risks of uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Therma-Wave stockholders will tender their stock, the possibility that various closing conditions for the transaction may not be met, that Therma-Wave’s stockholders or a governmental or regulatory authority may institute legal proceedings against Therma-Wave that have a materially adverse effect on our business. Therma-Wave’s business also may be materially and adversely affected by other events that could negatively impact the completion of the transaction, including industry, economic or political conditions outside of our control. If the transaction does not close, Therma-Wave’s stock price may significantly decrease, and it may materially impact our business. Among other things, we could lose customers, our management could be distracted, and we could suffer increased employee attrition. For additional risk factors, please see Therma-Wave’s SEC reports, including the Annual Report on Form 10-K for the fiscal year ended April 2, 2006 and the Quarterly Report on Form 10-Q for the fiscal quarters ended July 2, 2006, October 1, 2006 and December 31, 2006 and our Current Reports on Form 8-K, which are available at the SEC’s website at http://www.sec.gov. Therma-Wave disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.